Exhibit T3E.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: BROOKSTONE HOLDINGS CORP., et al.,[1] Debtors.	Chapter 11 14-10752 (BLS) (Jointly Administered) Ref. Nos. 115, 118, 119, 284, 311, 350 and 351

ORDER (A) APPROVING THE DISCLOSURE STATEMENT,

(B) APPROVING CERTAIN DATES RELATED TO CONFIRMATION

OF THE PLAN, (C) APPROVING CERTAIN VOTING PROCEDURES

AND THE FORM OF CERTAIN DOCUMENTS TO BE DISTRIBUTED IN

CONNECTION WITH THE SOLICITATION OF THE PLAN, AND (D) APPROVING

PROPOSED VOTING AND GENERAL TABULATION PROCEDURES

Upon the Motion of the Debtors for Entry of an Order (A) Approving the Disclosure Statement, (B) Approving Certain Dates Related to Confirmation of the Plan, (C) Approving Certain Voting Procedures and the Form of Certain Documents to be Distributed In Connection With Solicitation of the Plan, and (D) Approving Proposed Voting and General Tabulation Procedures (the “Motion”)2 [Docket No. 119]; and upon review of the Disclosure Statement for the Debtors’ Revised First Modified Joint Chapter 11 Plan of Reorganization (the “Disclosure Statement”) [Docket No. 351] filed on May 16, 2014; and the Court having jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated as of February 29, 2012; and the Court have found that this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)

[1]	The Debtors, along with the last four digits of each Debtor’s tax identification number, are: Brookstone Holdings Corp. (4638), Brookstone, Inc. (2895), Brookstone Company, Inc. (3478), Brookstone Retail Puerto Rico, Inc. (5552), Brookstone International Holdings, Inc. (8382), Brookstone Purchasing, Inc. (2514), Brookstone Stores, Inc. (2513), Gardeners Eden, Inc. (7793), Brookstone Military Sales, Inc. (2029), Big Blue Audio LLC (N/A), Brookstone Holdings, Inc. (2515); and, Brookstone Properties, Inc. (2517). The Debtors’ corporate headquarters and the mailing address for each Debtor is One Innovation Way, Merrimack, NH 03054.
[2]	Capitalized terms used but not defined herein shall have the meanings given to them in the Motion.

and the Court may enter an order consistent with Article III of the United States Constitution; and the Court having found that venue of this proceeding and the Motion in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409;

IT IS HEREBY FURTHER FOUND AND DETERMINED THAT:

1. The Motion is granted as set forth herein.

2. The Plan Confirmation Schedule is approved in its entirety.

3. The form of the Disclosure Statement Hearing notice, substantially in the form attached to the Motion as Exhibit A, is hereby approved.

4. The Debtors have provided adequate notice of the time fixed for filing objections and the hearing to consider approval of the Disclosure Statement in accordance with Bankruptcy Rules 2002 and 3017 and Local Rules 2002-1 and 3017-1(a).

5. Any objections to approval of the Disclosure Statement that were not withdrawn or resolved at or prior to the hearing to consider approval of the Disclosure Statement are overruled.

6. The Disclosure Statement complies with all aspects of section 1125 of the Bankruptcy Code and is hereby approved as containing adequate information (as defined by section 1125(a) of the Bankruptcy Code).

7. May 16, 2014, 5:00 p.m. prevailing Eastern Time, shall be the Voting Record Date for determining: (a) the Holders of Claims and Interests (including “holders of bonds, debentures, notes and other securities”) that are entitled to receive the Solicitation Package pursuant to the Solicitation Procedures; (b) the Holders of Claims entitled to vote to accept the Debtors’ Revised First Modified Joint Chapter 11 Plan of Reorganization (as amended or modified form time to time, the “Plan”); and (c) whether Claims and Interests have been properly transferred or assigned to an assignee, including the requirements that: (i) the transfer or

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assignment has been fully effectuated pursuant to the procedures dictated by Bankruptcy Rule 3001(e); and (ii) such transfer is reflected on the Claims Register on or before the Voting Record Date.

8. The Disclosure Statement, the Plan, and the Ballots and Master Ballot provide Holders of Claims and Interests and other parties in interest with sufficient notice regarding the release, exculpation, and injunction provisions contained in the Plan in compliance with Bankruptcy Rule 3016(c).

9. The Solicitation Procedures attached hereto as Exhibit 1 and incorporated by reference herein, are hereby approved in their entirety, provided that the Debtors reserve the right to amend or supplement the Solicitation Procedures to better facilitate the solicitation process.

10. The procedures for distribution of the Solicitation Packages set forth in the Motion and the Solicitation Procedures satisfy the requirements of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and the Debtors shall distribute or cause to be distributed Solicitation Packages to all Entities entitled to vote to accept or reject the Plan.

11. The form of the Confirmation Hearing Notice, substantially in the form attached to the Motion as Exhibit B, complies with the requirements of Bankruptcy Rules 2002(b), 2002(d), and 3017(d) and is hereby approved.

12. The Debtors shall publish the Confirmation Hearing Notice (in a format modified for publication) in USA Today on a date no fewer than 15 calendar days prior to the Voting Deadline.

13. The Debtors’ letter to the Voting Classes, substantially in the form attached to the Motion as Exhibit C, is hereby approved. The Debtors are authorized, but not required, to include such a letter in the Solicitation Package.

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14. The Ballots and Master Ballot, substantially in the forms attached to the Motion as Exhibit D and Exhibit E, respectively, are hereby approved.

15. The form of the voting instructions, substantially in the form attached to the Ballots and the Master Ballot on Exhibits D and Exhibit E to the Motion, respectively, are hereby approved.

16. All votes to accept or reject the Plan must be cast by using the appropriate Ballot or the Master Ballot.

17. All Ballots and Master Ballots must be properly executed, completed, and delivered according to their applicable voting instructions by: (a) first class mail, in the return envelope provided with each Ballot or Master Ballot; (b) overnight courier; or (c) personal delivery, so that the Ballots and Master Ballots are actually received by the Administrative Agent no later than the Voting Deadline at the return address set forth in the applicable Ballot or Master Ballot.

18. The Non-Voting Status Notice-Deemed to Accept, substantially in the form attached to the Motion as Exhibit F, is hereby approved.

19. The Non-Voting Status Notice-Deemed to Reject, substantially in the form attached to the Motion as Exhibit G, is hereby approved.

20. Ballots and/or Master Ballots and copies of the Plan and Disclosure Statement need not be provided to the Holders of Claims who are in Unimpaired Classes or who are unclassified under the Plan and are, therefore, deemed to accept the Plan.

21. The form of the Disputed Claim Notice, substantially in the form attached to the Motion as Exhibit H, is hereby approved.

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22. The Debtors shall be excused from mailing Solicitation Packages to those Entities to whom the Debtors mailed a notice regarding the Disclosure Statement Hearing and received a notice from the United States Postal Service or other carrier that such notice was undeliverable unless such Entity provides the Debtors, through the Administrative Agent, an accurate address not less than ten calendar days prior to the Solicitation Date. If an Entity has changed its mailing address after the Petition Date, the burden is on such Entity, not the Debtors, to advise the Debtors and the Administrative Agent of the new address.

23. The Voting Deadline shall be 5:00 p.m. prevailing Eastern Time on June 16, 2014.

24. The Plan Objection Deadline shall be 5:00 p.m. prevailing Eastern Time on June 16, 2014. Within one (1) business day following conclusion of the Auction and in any event no later than June 6, 2014, the Debtors shall file and serve a notice with the Bankruptcy Court announcing the Winning Bidder and attaching the Assumption/Rejection Schedule, and will notify Cigna Health and Life Insurance Company (“Cigna”) if Debtors intend to assume and assign any agreements with Cigna.

25. Any objections to the Plan must be filed by the Plan Objection Deadline and must: (a) be in writing; (b) conform to the Bankruptcy Rules and the Local Rules; (c) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such Entity; (d) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received by the notice parties identified in the Confirmation Hearing Notice (attached to the Motion as Exhibit B) no later than the Plan Objection Deadline.

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26. The Confirmation Hearing shall commence on June 23, 2014 at 10:00 a.m. (prevailing Eastern Time), which hearing may be continued from time to time by the Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Court and served on (a) all entities that have filed a request for service of filings in the chapter 11 cases pursuant to Bankruptcy Rule 2002 and (b) other parties entitled to notice.

27. The Debtors are authorized, subject to the consent of SPB and the Requisite Noteholders (as defined in the Plan), to make non-substantive or immaterial changes to the Disclosure Statement, Plan, Ballots, Master Ballots, Confirmation Hearing Notice, and related documents without further order of the Court, including, without limitation, changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement, the Plan, and any other materials in the Solicitation Package after the entry of this Order and prior to the distribution of the Solicitation Package and related materials.

28. The terms of this Order shall be binding upon the Debtors, all Holders of Claims and Interests, and any trustees appointed under chapter 7 or chapter 11 of the Bankruptcy Code relating to the Debtors and all other parties in interest.

29. All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

30. The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.

31. Notwithstanding the possible applicability of Bankruptcy Rule 6004(h), the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

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32. The Court shall retain jurisdiction to hear and determine all matters arising from or relating to the interpretation or implementation of this Order.

Dated:	May 19, 2014
Wilmington, Delaware

/s/ Brendan L. Shannon
The Honorable Brendan L. Shannon
United States Bankruptcy Judge

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EXHIBIT 1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: BROOKSTONE HOLDINGS CORP., et al.,[3] Debtors.	Chapter 11 14-10752 (BLS) (Jointly Administered)

SOLICITATION PROCEDURES

On April 11, 2014, the above-captioned debtors and debtors-in-possession (the “Debtors”) filed the Debtors’ Motion for Entry of an Order: (a) Approving the Disclosure Statement, (b) Approving Certain Dates Related to Confirmation of the Plan, (c) Approving Certain Voting Procedures and the Form of Certain Documents to be Distributed in Connection with Solicitation of the Plan, and (d) Approving Proposed Voting and General Tabulation Procedures [Docket No. 119] (the “Motion”). On May 16, 2014, the Debtors filed the Debtors’ Revised First Modified Joint Chapter 11 Plan of Reorganization [Docket No. 350] (the “Plan”) and the Disclosure Statement for the Debtors’ Revised First Modified Joint Chapter 11 Plan of Reorganization [Docket No. 351] (the “Disclosure Statement”). On the date of the order to which these Solicitation Procedures are attached, the Bankruptcy Court entered an order approving the Motion and the Solicitation Procedures set forth herein (the “Disclosure Statement Order”).4

Definitions

a.	“Ballot” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

b.	“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the chapter 11 cases.

[3]	The Debtors, along with the last four digits of each Debtor’s tax identification number, are: Brookstone Holdings Corp. (4638), Brookstone, Inc. (2895), Brookstone Company, Inc. (3478), Brookstone Retail Puerto Rico, Inc. (5552), Brookstone International Holdings, Inc. (8382), Brookstone Purchasing, Inc. (2514), Brookstone Stores, Inc. (2513), Gardeners Eden, Inc. (7793), Brookstone Military Sales, Inc. (2029), Big Blue Audio LLC (N/A), Brookstone Holdings, Inc. (2515); and, Brookstone Properties, Inc. (2517). The Debtors’ corporate headquarters and the mailing address for each Debtor is One Innovation Way, Merrimack, NH 03054.
[4]	Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Motion, the Plan or the Disclosure Statement, as applicable. A copy of the Motion, the Disclosure Statement, and the Plan may be obtained: (a) from the Administrative Agent (i) at its website at www.kccllc.net/brookstone, (ii) by writing to Kurtzman Carson Consultants LLC, Attn: Brookstone Balloting Center, 2335 Alaska Avenue, El Segundo, California 90245, (iii) by calling (866) 251-2873 within the U.S. or Canada or, outside of the U.S. or Canada, calling (310) 751-2659 or (iv) by emailing BrookstoneInfo@kccllc.com; or (b) for a fee via PACER at https://ecf.deb.uscourts.gov.

c.	“Beneficial Holder” means a beneficial owner of publicly-traded Securities whose Claims have not been satisfied prior to the Voting Record Date pursuant to Bankruptcy Court order or otherwise, as reflected in the records maintained by the Nominees holding through the DTC or other relevant security depository and/or the applicable indenture trustee, as of the Voting Record Date.

d.	“Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time and which currently is scheduled for June 23, 2014 at 10:00 a.m. (prevailing Eastern Time).

e.	“Confirmation Hearing Notice” means that certain notice of the Confirmation Hearing approved by the Bankruptcy Court in the Disclosure Statement Order.

f.	“Disclosure Statement” means the Disclosure Statement filed on May 16, 2014 and approved by the Bankruptcy Court in the Disclosure Statement Order.

g.	“Disclosure Statement Order” means the Order (a) Approving the Disclosure Statement, (b) Approving Certain Dates Related to Confirmation of the Plan, (c) Approving Certain Voting Procedures and the Form of Certain Documents to be Distributed in Connection with Solicitation of the Plan, and (d) Approving Proposed Voting and General Tabulation Procedures.

h.	“General Tabulation Procedures” means the Procedures set forth herein for the purposes of tabulating votes to accept or reject the Plan.

i.	“Master Ballot” means the master ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

j.	“Nominee” means a bank, broker or other nominee in whose name Securities are transferred by agreement between such nominee and the Beneficial Holder.

k.	“Non-Voting Status Notice-Deemed to Accept” means the notice of non-voting status that the Holders of Claims and Interests in Classes 1, 2, and 5B who are deemed to accept the Plan will receive in lieu of a Ballot or Master Ballot.

l.	“Non-Voting Status Notice-Deemed to Reject” means the notice the Holders of Claims and Interests in Classes 5A and 6 who are deemed to reject the Plan will receive in lieu of a Ballot or Master Ballot.

m.	“Administrative Agent” means Kurtzman Carson Consultants LLC, retained as the Debtors’ notice, claims, and solicitation agent.

n.	“Plan” means the Debtors’ Revised First Modified Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code filed on May 16, 2014, as may be amended or modified from time to time.

o.	“Plan Objection Deadline” means June 16, 2014, at 5:00 p.m. (prevailing Eastern Time), the date set by the Bankruptcy Court as the deadline to file and serve objections to the Plan.

p.	“Resolution Event” has the meaning set forth in section D.6. of the Solicitation Procedures.

q.	“Second Lien Notes” means the 13.00% Second Lien Senior Secured Notes due 2014.

r.	“Solicitation Package” consists of the documents set forth in section C.1. of the Solicitation Procedures.

s.	“Solicitation Procedures” means the procedures set forth herein.

t.	“Voting Deadline” means June 16, 2014, at 5:00 p.m. (prevailing Eastern Time), the date set by the Bankruptcy Court as the deadline for receipt of Ballots and Master Ballots by the Administrative Agent.

u.	“Voting Record Date” has the meaning set forth in section A of the Solicitation Procedures.

Solicitation Procedures

A.	The Voting Record Date

The Bankruptcy Court has approved May 16, 2014 at 5:00 p.m. prevailing Eastern Time, as the record date (the “Voting Record Date”) for purposes of determining, among other things, which Holders of Claims are entitled to vote on the Plan.

B.	The Voting Deadline

The Bankruptcy Court has approved June 16, 2014, at 5:00 p.m. (prevailing Eastern Time) as the deadline for the delivery of Ballots and Master Ballots voting to accept or reject the Plan (the “Voting Deadline”). To be counted as votes to accept or reject the Plan, all Ballots and Master Ballots, as applicable, must be properly executed, completed, and delivered by using the return envelope provided or by delivery by: (a) first class mail; (b) overnight courier; or (c) personal delivery, so that they are actually received no later than the Voting Deadline by the Administrative Agent. The Ballots and Master Ballots will clearly indicate the appropriate return address (or, in the case of the Beneficial Holders of the Debtors’ Second Lien Notes who hold their position through a Nominee, such Beneficial Holders will be instructed to comply with the return instructions provided by the Nominee). Ballots returnable to the Administrative Agent should be sent to: Kurtzman Carson Consultants LLC, Attn: Brookstone Balloting Center, 2335 Alaska Avenue, El Segundo, California 90245.

C.	Solicitation Procedures

1. The Solicitation Package: The Solicitation Package shall contain copies of the following:

a.	either (i) the approved form of the Disclosure Statement (together with the Plan) in either paper or CD-ROM format with an appropriate form of Ballot and/or Master Ballot and voting instructions with respect thereto, if applicable (with a pre-addressed, postage prepaid return envelope); or (ii) a Non-Voting Status Notice;

b.	to the extent a Holder of any Claim receives the materials set forth in clause (a)(i) above, such Holder also shall receive (i) a letter from the Debtors (at the Debtors’ option), substantially in the form attached as Exhibit C to the Motion, urging the Holders in each Class, entitled to vote on the Plan to vote to accept the Plan and (ii) if applicable, a letter in form and substance, acceptable to the Debtors in their discretion, from the Debtors’ other significant constituents urging the Holders in each class entitled to vote on the Plan to vote to accept the Plan;

c.	the Confirmation Hearing Notice; and

d.	such other materials as the Bankruptcy Court may direct or authorize.

2. Distribution of the Solicitation Packages: The Solicitation Package shall be served on the following Entities:

a.	Holders of Claims or Interests for which a Proof of Claim or Interest has been timely-filed, as reflected on the claims register as of the Voting Record Date; provided, however, that Holders of Claims and Interests to which an objection is pending at least 15 days prior to the Confirmation Hearing shall not be entitled to vote unless such Holders become eligible to vote through a Resolution Event in accordance with section D.6 herein;

b.	All Entities listed in the Debtors’ Schedules[5] shall receive a Solicitation Package with the exception of those Claims and Interests that are scheduled as contingent, unliquidated, disputed, or any combination thereof (excluding such scheduled Claims and Interests that have been superseded by a timely-filed Proof of Claim), including all counterparties to executory contracts and unexpired leases;

[5]	“Schedules” are, collectively, the schedules of assets and liabilities, schedules of executory contracts and unexpired leases and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial conformance with the official bankruptcy forms, as the same may have been amended, modified, or supplemented from time to time.

c.	Holders whose Claims or Interests arise pursuant to an agreement or settlement with the Debtors, as reflected in a document filed with the Bankruptcy Court, in an order of the Bankruptcy Court or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court, in each case regardless of whether a Proof of Claim or Interest has been filed; and

d.	with respect to any Beneficial Holder who holds its position through a Nominee, to the applicable Nominee, as reflected in the relevant records as of the Voting Record Date.

The Debtors shall make every reasonable effort to ensure that Holders and/or Beneficial Holders of more than one Claim in a single Voting Class receive no more than one Solicitation Package on account of such Claims.

3. Distribution of Materials: In addition, the following Entities shall be served either paper copies or a CD-ROM containing the Disclosure Statement Order, the Disclosure Statement, and all exhibits to the Disclosure Statement, including the Plan: (a) the Office of the United States Trustee for the District of Delaware; (b) counsel to any official committee of unsecured creditors appointed in the chapter 11 cases; (c) counsel to the agent for the Debtors’ postpetition financing facility (d) the indenture trustee for the Second Lien Notes; (e) counsel to the Ad Hoc Committee; (f) the Internal Revenue Service; (g) the Securities and Exchange Commission; (h) the attorneys general for each of the States in which the Debtors conduct their operations; (i) all those persons and entities that have formally requested notice, pursuant to Bankruptcy Rule 2002 and the Local Rules; and (j) all other parties in interest identified on affidavits of service in these Chapter 11 Cases.

4. Publication of Confirmation Hearing Notice: The Debtors shall, following the Disclosure Statement Hearing, publish the Solicitation Notice, which will contain, among other things, the Plan Objection Deadline, the Voting Deadline, and the date that the Confirmation Hearing is first scheduled, in USA Today to provide notification to those Entities that may not receive notice by mail, on a date no fewer than 15 calendar days prior to the Voting Deadline.

D.	Voting and General Tabulation Procedures

1. Who May Vote: Only the following Holders of Claims in Voting Classes are entitled to vote:

a.	Holders of Claims for which Proofs of Claim have been timely-filed, as reflected on the claims register as of the Voting Record Date; provided, however, that certain Holders of Claims subject to a pending objection shall not be entitled to vote unless they become eligible to vote through a Resolution Event, as set forth in more detail in section D.6. herein;

b.	Holders of Claims that are listed in the Debtors’ Schedules, with the exception of those Claims that are scheduled as contingent, unliquidated, or disputed (excluding such scheduled Claims that have been superseded by a timely-filed Proof of Claim);

c.	Holders whose Claims arise pursuant to an agreement or settlement with the Debtors, as reflected in a document filed with the Bankruptcy Court, in an order of the Bankruptcy Court, or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court, in each case regardless of whether a Proof of Claim has been filed;

d.	The assignee of any transferred or assigned Claim, only if: (i) transfer or assignment has been fully effectuated pursuant to the procedures dictated by Bankruptcy Rule 3001(e); and (ii) such transfer is reflected on the Claims Register on or before the Voting Record Date; and

e.	the applicable Nominee, as reflected in the relevant records as of the Voting Record Date.

2. Establishing Claim Amounts: In tabulating votes, the following hierarchy will be used to determine the amount of the Claim associated with each vote:

a.	the amount of the Claim settled and/or agreed upon by the Debtors, as reflected in a court pleading, stipulation, agreement, or other document filed with the Bankruptcy Court, in an order of the Bankruptcy Court or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court;

b.	the amount of the Claim Allowed (temporarily or otherwise) pursuant to a Resolution Event in accordance with the Solicitation Procedures;

c.

the amount of the Claim contained in a Proof of Claim that has been timely filed by the applicable claims bar date (or deemed timely filed by the Bankruptcy Court under applicable law) except for any amounts in such Proofs of Claim asserted on account of any interest accrued after the Petition Date; provided that Ballots cast by Holders whose Claims are not listed in the Schedules, but that timely File a Proof of Claim in an unliquidated or unknown amount that are not the subject of an objection, will count for satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code and will count as Ballots for Claims in the amount of $1.00 solely for the purposes of satisfying the dollar amount provisions of section 1126(c) of the Bankruptcy Code; provided, further, that to the extent the amount of the Claim contained in the Proof of Claim is different from the amount of the Claim set forth in a document filed with the Bankruptcy Court as referenced in the Solicitation Procedures, the amount of the Claim in the document filed with the Bankruptcy Court will supersede the amount of the Claim set forth on the respective Proof of Claim;

d.	the amount of the Claim listed in the Schedules; provided, that such Claim is not listed in the Schedules as contingent, unliquidated, or disputed, or any combination thereof, and has not been paid; and

e.	in the absence of any of the foregoing, zero.

The amount of the Claim established herein shall control for voting purposes only and shall not constitute the Allowed amount of any Claim. Moreover, any amounts filled in on Ballots by the Debtors through the Administrative Agent are not binding for any purpose, including for purposes of voting and distribution.

3. General Ballot Tabulation: The following voting procedures and standard assumptions will be used in tabulating Ballots and Master Ballots:

a.	except as otherwise provided herein or unless waived by the Debtors, unless the Ballot or Master Ballot being furnished is timely submitted on or prior to the Voting Deadline, the Debtors shall reject such Ballot or Master Ballot as invalid and, therefore, decline to count it in connection with Confirmation;

b.	the Administrative Agent will date and time-stamp all Ballots and Master Ballots when received. The Administrative Agent shall retain all original Ballots and Master Ballots and an electronic copy of the same for a period of six years after the Effective Date of the Plan, unless otherwise ordered by the Bankruptcy Court;

c.	an original executed Ballot or Master Ballot is required to be submitted by the Entity submitting such Ballot or Master Ballot. Delivery of a Ballot or Master Ballot to the Administrative Agent by facsimile, email or any other electronic means shall not be valid;

d.	the Debtors shall file the Voting Report on June 20, 2014. The Voting Report shall, among other things, delineate every irregular Ballot and Master Ballot including, without limitation, those Ballots and Master Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or necessary information, received via facsimile or electronic mail, or damaged. The Voting Report shall indicate the Debtors’ intentions with regard to such irregular Ballots and Master Ballots;

e.	the method of delivery of Ballots or Master Ballots to the Administrative Agent is at the election and risk of each Holder of a Claim. Except as otherwise provided herein, such delivery will be deemed made only when the Administrative Agent actually receives the originally executed Ballot or Master Ballot;

f.	no Ballot or Master Ballot should be sent to any of the Debtors, the Debtors’ agents (other than the Administrative Agent), any indenture trustee (unless specifically instructed to do so), or the Debtors’ financial or legal advisors and if so sent will not be counted;

g.	if multiple Ballots or Master Ballots are received from the same Holder of a Claim with respect to the same Claim prior to the Voting Deadline, the latest-dated valid Ballot or Master Ballot received prior to the Voting Deadline will supersede and revoke any prior dated Ballot or Master Ballot;

h.	Holders must vote all of their Claims within a particular Class either to accept or reject the Plan and may not split any such votes. Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted. Further, if a Holder has multiple Claims within the same Class, the Debtors may, in their discretion, aggregate the Claims of any particular Holder within a Class for the purpose of counting votes;

i.	Holders who have Claims against multiple Debtors must vote all of their Claims to either accept or reject the Plan and may not split their vote. Accordingly, multiple Ballots with respect to multiple Claims against separate Debtors that do not all reject or all accept the Plan will not be counted;

j.	a person signing a Ballot or a Master Ballot in its capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation, or otherwise acting in a fiduciary or representative capacity must indicate such capacity when signing and, if required or requested, submit proper evidence to the requesting party of the authority to so act on behalf of the subject Holder or Beneficial Holder;

k.	the Debtors, subject to contrary order of the Bankruptcy Court, may waive any defects or irregularities as to any particular Ballot or Master Ballot at any time, either before or after the close of voting, and any such waivers shall be documented in the Voting Report;

l.	neither the Debtors, nor any other Entity, will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots and Master Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification;

m.	unless waived by the Debtors, subject to contrary order of the Bankruptcy Court, any defects or irregularities in connection with deliveries of Ballots and Master Ballots must be cured prior to the Voting Deadline or such Ballots and Master Ballots will not be counted;

n.	in the event a designation for lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected by such Claim;

o.	subject to any contrary order of the Bankruptcy Court, the Debtors reserve the right to reject any and all Ballots and Master Ballots not in proper form, the acceptance of which, in the opinion of the Debtors, would not be in accordance with the provisions of the Bankruptcy Code or the Bankruptcy Rules; provided, however, that any such rejections shall be documented in the Voting Report;

p.	if a Claim has been estimated or otherwise Allowed for voting purposes by an order of the Bankruptcy Court pursuant to Bankruptcy Rule 3018(a), such Claim shall be temporarily Allowed in the amount so estimated or Allowed by the Bankruptcy Court for voting purposes only and not for purposes of allowance or distribution;

q.	if an objection to a Claim is Filed, such Claim shall be treated in accordance with the procedures set forth herein; and

r.

the following Ballots and Master Ballots shall not be counted in determining the acceptance or rejection of the Plan: (a) any Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (b) any Ballot or Master Ballot cast by a Party that does not hold a

Claim in a Class that is entitled to vote on the Plan; (c) any unsigned Ballot or Master Ballot; (d) any Ballot or Master Ballot not marked to accept or reject the Plan or any Ballot marked both to accept and reject the Plan; or (e) any Ballot or Master Ballot submitted by any Entity not entitled to vote pursuant to the Solicitation Procedures.

4. The Master Ballot Voting Procedures: The following additional procedures, as well as the procedures set forth in section D.3. herein, shall apply to Claims of Beneficial Holders who hold their position through a Nominee:

a.	May 16, 2014 at 5:00 p.m. prevailing Eastern Time, is the Voting Record Date for determining the identity of Beneficial Holders eligible to vote on the Plan;

b.	the Administrative Agent shall distribute or cause to be distributed the appropriate number of copies of Ballots to each Nominee identified in the relevant records as of the Voting Record Date.;

c.	any Nominee that is a Holder of record with respect to Second Lien Notes shall vote on behalf of Beneficial Holders of such Second Lien Notes by: (i) immediately distributing the Solicitation Package, including Ballots, it receives from the Administrative Agent to all such Beneficial Holders; (ii) providing such Beneficial Holders with a return address to send Ballots; (iii) promptly collecting Ballots from such Beneficial Holders that cast votes on the Plan; (iv) compiling and validating the votes and other relevant information of all such Beneficial Holders on the Master Ballot; and (v) transmitting the Master Ballot to the Administrative Agent by the Voting Deadline;

d.	any indenture trustee (unless otherwise empowered to do so) will not be entitled to vote on behalf of Beneficial Holders; rather, each such Beneficial Holder must submit his or her own Ballot in accordance with the Beneficial Holder voting procedures;

e.	any Beneficial Holder holding Second Lien Notes in “street name” through a Nominee must vote on the Plan through such Nominee by completing and signing the Ballot and returning such Ballot to the appropriate Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return the Master Ballot to the Administrative Agent prior to the Voting Deadline. Any Beneficial Holder holding Second Lien Notes in “street name” that submits a Ballot to the Debtors, the Debtors’ agents, or the Debtors’ financial or legal advisors will not have such Ballot counted for purposes of accepting or rejecting the Plan;

f.	any Ballot returned to a Nominee by a Beneficial Holder shall not be counted for purposes of accepting or rejecting the Plan until such Nominee properly completes and delivers to the Administrative Agent a Master Ballot that reflects the vote of such Beneficial Holders by the Voting Deadline or otherwise validates the Ballot in a manner acceptable to the Administrative Agent. Nominees shall retain all Ballots returned by Beneficial Holders for a period of one year after the Effective Date of the Plan; and

g.	if a Beneficial Holder holds Second Lien Notes through more than one Nominee or through multiple accounts, such Beneficial Holder may receive more than one Ballot and each such Beneficial Holder should execute a separate Ballot for each block of Second Lien Notes that it holds through any Nominee and must return each such Ballot to the appropriate Nominee.

5. The Master Ballot Tabulation Procedures: These rules will apply with respect to the tabulation of Master Ballots and Ballots cast by Nominees and Beneficial Holders:

a.	votes cast by Beneficial Holders through Nominees will be applied to the applicable positions held by such Nominees in Class 3, as of the Voting Record Date, as evidenced by the applicable records. Votes submitted by a Nominee, whether pursuant to a Master Ballot or prevalidated Ballot, will not be counted in excess of the amount of such securities held by such Nominee as of the Voting Record Date;

b.	if conflicting votes or “over-votes” are submitted by a Nominee, whether pursuant to a Master Ballot or prevalidated Ballot, the Debtors will use reasonable efforts to reconcile discrepancies with the Nominees;

c.	if over-votes on a Master Ballot or prevalidated Ballot are not reconciled prior to the preparation of the vote certification, the Debtors shall apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and to reject the Plan submitted on the Master Ballot or prevalidated Ballot that contained the overvote, but only to the extent of the Nominee’s position in Class 3;

d.	for purposes of tabulating votes, each Nominee or Beneficial Holder will be deemed to have voted the principal amount of its Claims in Class 3, although any principal amounts may be adjusted by the Administrative Agent to reflect the amount of the Claim actually voted, including prepetition interest; and

e.	a single Nominee may complete and deliver to the Administrative Agent multiple Master Ballots. Votes reflected on multiple Master Ballots will be counted, except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last-dated valid Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior dated Master Ballot.

6. Temporary Allowance of Claims for Voting Purposes: If a Holder or Beneficial Holder of a Claim is subject to a pending objection as of the Voting Record Date, the Holder or Beneficial Holder of such Claim cannot vote unless one or more of the following events have taken place at least five business days before the Voting Deadline (each, a “Resolution Event”):

a.	an order of the Bankruptcy Court is entered allowing such Claim pursuant to section 502(b) of the Bankruptcy Code, after notice and a hearing;

b.	an order of the Bankruptcy Court is entered temporarily allowing such Claim for voting purposes only pursuant to Bankruptcy Rule 3018(a), after notice and a hearing;

c.	a stipulation or other agreement is executed between the Holder or Beneficial Holder of such Claim and the Debtors resolving the objection and allowing such Claim in an agreed upon amount;

d.	a stipulation or other agreement is executed between the Holder or Beneficial Holder of such Claim and the Debtors temporarily allowing the Holder or Beneficial Holder of such Claim to vote its Claim in an agreed upon amount; or

e.	the pending objection to such Claim is voluntarily withdrawn by the Debtors.

No later than two business days after a Resolution Event, the Administrative Agent shall distribute a Solicitation Package and a pre-addressed, postage pre-paid envelope to the relevant Holder or Beneficial Holder of such temporarily allowed Claim that has been allowed for voting purposes only (or for other purposes as set forth in an applicable order of the Bankruptcy Court) by such Resolution Event, which must be returned according to the instructions on the Ballot by no later than the Voting Deadline.

If the Holder of a Claim receives a Solicitation Package and the Debtors object to such Claim after the Voting Record Date, but at least 15 days prior to the Confirmation Hearing, the Debtors’ notice of objection will inform such Holder of the rules applicable to Claims subject to a pending objection and the procedures for temporary allowance for voting purposes. Furthermore, if the Holder of a Claim receives a Solicitation Package and the Debtors object to such Claim less than 15 days prior to the Confirmation Hearing, the Holder’s Claim shall be deemed temporarily allowed for voting purposes only without further action by the Holder of such Claim and without further order of the Bankruptcy Court.

7. Forms of Notices to Unimpaired Classes: Certain Holders of Claims that are not entitled to vote because they are unimpaired or are otherwise deemed to accept the Plan under section 1126(f) of the Bankruptcy Code, will receive only the Confirmation Hearing Notice and the Non-Voting Status Notice–Deemed to Accept. The Non-Voting Status Notice–Deemed to Accept, substantially in the form attached to the Motion as Exhibit F, will instruct the Holders how they may obtain copies of the documents contained in the Solicitation Package (excluding Ballots and Master Ballots).

8. Forms of Notices to Impaired Classes: Certain Holders of Interests that are not entitled to vote because they are Impaired, or are otherwise deemed to reject the Plan under section 1126(g) of the Bankruptcy Code, will receive only the Confirmation Hearing Notice and the Non-Voting Status Notice–Deemed to Reject. The Non-Voting Status Notice–Deemed to Reject, substantially in the form attached to the Motion as Exhibit G, will instruct the Holders how they may obtain copies of the documents contained in the Solicitation Package (excluding Ballots and Master Ballots).

E.	Release, Exculpation and Injunction Language in the Plan

THE RELEASE, EXCULPATION, AND INJUNCTION LANGUAGE IN ARTICLE IX OF THE PLAN WILL BE INCLUDED IN THE DISCLOSURE STATEMENT AND FURTHER NOTICE IS PROVIDED WITH RESPECT TO SUCH PROVISIONS IN THE CONFIRMATION HEARING NOTICE.

F.	Amendments to the Plan and the Solicitation Procedures

THE DEBTORS EXPRESSLY RESERVE THE RIGHT TO AMEND FROM TIME TO TIME THE TERMS OF THE PLAN IN ACCORDANCE WITH THE TERMS THEREOF (SUBJECT TO COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1127 OF THE BANKRUPTCY CODE AND THE TERMS OF THE PLAN REGARDING MODIFICATION).

THE DEBTORS EXPRESSLY RESERVE THE RIGHT TO AMEND OR SUPPLEMENT THE SOLICITATION PROCEDURES TO BETTER FACILITATE THE SOLICITATION PROCESS.